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                                                                   EXHIBIT 99.1


TUESDAY, DECEMBER 16, 2003, IMMEDIATE RELEASE

PRESS RELEASE

SOURCE:  Isolagen, Inc.

ISOLAGEN SHOWS MANUFACTURING SYSTEM BREAKTHROUGH

HOUSTON, T.X. - (PRNewswire) - December 16, 2003 - Isolagen, Inc. (AMEX: ILE), a biopharmaceutical company specializing in the development and commercialization of autologous cellular therapy for hard and soft tissue regeneration, is pleased to announce that it has developed a new cell culturing system and automated manufacturing system as part of its manufacturing cost reduction efforts.

Through the Company's collaboration with Applikon Biotechnology, a leader in acoustic biotechnology where they use sound waves to separate cells from culture medium in bioreactors for both research and production, the Company has developed a new system that permits a fully automated cell harvesting process in a closed loop sterile system compared to the existing process of separating cells utilizing centrifuge technology. This modification of Applikon's system should result in significant cost reduction and allow the Company to move toward a platform that enables mass production.

"We are excited about our collaboration with Isolagen and anticipate a mutually beneficial relationship for both companies," stated, Christine Corsette, Director of New Product Development at Applikon Biotechnology.

Michael Macaluso, CEO, stated, "Historically, autologous cell companies have been hampered by manufacturing technologies that use an outdated methodology for culturing cells through the utilization of plastic flasks. This methodology is labor intensive and slow and, as a result, imbedded with high costs. Our focus over the last 27 months has been to automate our culturing system using newer technology common to the pharmaceutical and other industries to streamline our process. We have been collaborating with Applikon under a Joint Intellectual Property Collaboration that allows Isolagen to patent its manufacturing system improvements beyond Applikon's existing patents. This new system should reduce our costs significantly and allow for pricing flexibility to address the individual marketplaces."

ABOUT ISOLAGEN, INC.

Isolagen, Inc. (AMEX: ILE) is the parent company of Isolagen Technologies, Inc., which was founded in 1995. Isolagen has focused its efforts in the development of autologous cellular technology that has specific applications in cosmetic dermatology and is exploring applications for periodontal disease, reconstructive dentistry and other health-related markets.


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Autologous cellular therapy is a process whereby a patient's own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, Isolagen utilizes only the patient's unique, living cells to produce the patient's own collagen. There is no foreign substance utilized in this treatment protocol. Isolagen's goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy.

This press release contains forward-looking statements and general statements relating to the development of autologous cellular therapy that has specific applications in cosmetic dermatology and also relating to the exploration of applications for periodontal disease, reconstructive dentistry and other health-related markets. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that Isolagen's clinical trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that Isolagen expects, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, including, but not limited to those described in Isolagen's most recent annual report on Form 10-KSB/A filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Isolagen does not assume any responsibility for updating any forward-looking statements.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Isolagen, Inc.
Michael Macaluso, CEO 713-780-4754
Jeffrey W. Tomz, CFO 713-780-4754


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